Tianli Agritech, Inc. Announces Completion of $6 Million Private Placement

WUHAN CITY, China, March 27, 2014 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs headquartered in Wuhan City, China, today announced that the Company has completed a $6 million private placement of its common stock to Mr. Ping Wang, a citizen of the PRC.

Pursuant to a Subscription Agreement executed on March 24, 2014, the Company issued and sold 3 million shares of its common stock (the “Shares”) to Mr. Wang for an aggregate consideration of $6 million, or $2.00 per share. The offering price represents an approximately 13% premium over the closing price of $1.77 on March 21, 2014. The proceeds of the offering will be used as working capital by Tianli’s variable interest entity, Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. As a condition of the sale, Mr. Wang agreed not to sell the Shares for 18 months and thereafter at not less than $2.00 per share.  In addition, the Company agreed to use its best efforts to cause the election of Mr. Wang as a member of its Board of Directors.

Mr. Ping Wang, 51, currently serves as Chairman of Auxin Holdings Co., Ltd., a leading industrial park developer and operator headquartered in Beijing with over 5,000 employees and over RMB 1 billion in assets.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com